Exhibit 1

ADB Systems International Ltd. 302 The East Mall, Suite 300 Toronto, ON M9B 6C7 Tel: 416 640-0400 / Fax: 416 640-0412 Website: www.adbsys.com (TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB PROVIDES ACTIVITY UPDATE

Updates guidance; schedules first quarter results announcement

Toronto, ON – April 13, 2005 – ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, announced today that it is adjusting its guidance for projected positive cash flow from operations for the first quarter of 2005 to approximately $400,000. ADB’s previous guidance was $500,000.

“The timing of this year’s Easter holiday week in Norway resulted in delayed payments from a number of Norwegian customers by approximately five days. The payments have since been collected,” said Jeff Lymburner, CEO of ADB Systems. “Had it not been for delays caused by the holiday period, we would have exceeded our expectations for the quarter.”

ADB also announced that it is on track with the implementation of its technology within its customers’ environments, including the National Health Service, Europe’s largest healthcare provider and Mesta, Norway’s road construction company.

“Since the start of the year, we have announced several contract wins and extensions with a number of organizations, including Trilogy Energy, a Calgary-based oil and gas company, Fabricom, an oil and gas services company in Norway, the National Health Service, and Mesta,” Mr. Lymburner said. “We are confident that these growing customer relationships, coupled with the increased sales and marketing activities of our GE joint venture, will pave the way for significant operational performance improvements in 2005 over the previous year.”

Q1 results scheduled

The Company also announced that it will release its first quarter financial results on May 11, 2005 following the close of the markets.

ADB will hold a conference call at 10:00 a.m. (Eastern time) on Thursday, May 12 to discuss its financial results and review operational activities. Followers of ADB are invited to listen to the call over the Internet on the Investor Relations section of the Company's website at www.adbsys.com.

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ADB provides update/2

Annual general meeting scheduled

ADB also announced that it will hold its annual general meeting of shareholders on May 18, at 3:00 p.m. at the Holiday Inn on King, located at 370 King Street West, Toronto. The meeting will be open to registered shareholders, accredited media and financial analysts. Copies of ADB’s 2004 Annual Report, Notice, Information Circular and voting information will soon be distributed to registered shareholders, and will also be available electronically through SEDAR. Interested individuals unable to attend the meeting will be able to listen to a live web-cast on the Company’s website, www.adbsys.com.

About ADB Systems International Ltd.

ADB Systems International delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services. Current customers include BP, GE Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE. ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.). The company's shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forwardlooking statements are subject to risks and uncertainties that may cause ADB’s ("the Company") results to differ materially from expectations. These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

Contact:

At ADB Systems International Ltd.

Joe Racanelli, Director of Marketing

Tel: (416) 640-0400 ext. 273

Fax: (416) 640-0412

E-mail: jracanelli@adbsys.com